Bel Reports Fourth Quarter Net Earnings of $10.3 Million;
Fourth Quarter Revenue Increased 14% to $69.3 Million

2007 Net Earnings Increased to $26.3 Million Versus $25.2 Million

JERSEY CITY, New Jersey, February 14, 2008 -- Bel Fuse Inc. (NASDAQ:BELFA & NASDAQ:BELFB) today announced financial results for the fourth quarter and 2007, highlighted by higher revenue and net earnings versus the comparable periods of 2006.

Fourth Quarter Results
Net sales for the three months ended December 31, 2007 increased 14% to $69,339,000 compared to net sales of $60,573,000 for the fourth quarter of 2006, and increased sequentially compared to $66,379,000 for the third quarter of 2007. This growth was driven primarily by strong sales in Bel's Modules product group.
Net earnings for the fourth quarter of 2007 were $10,255,000, which included a $3,388,000 (net of tax) gain on the previously announced sale of Bel's manufacturing facility and related properties in Macau. This compares to net earnings of $4,697,000 for the fourth quarter of 2006, and net earnings of $5,914,000 for the third quarter of 2007.
Net earnings per diluted Class A common share were $0.83 for this year's fourth quarter and excluding the gain on the sale would have approximated $0.55 per share. Diluted Class A common share earnings were $0.38 in the same period last year. Net earnings per diluted Class B common share were $0.88 for this year's fourth quarter and excluding the gain on the sale would have approximated $0.59 per share. Diluted Class B common share earnings were $0.40 in the same quarter last year.
"This quarter Bel had the second highest quarterly revenue in its history, and demand for our products remains firm. We are seeing PRC labor costs rising, and as previously announced we are taking a number of steps to control our costs. This program will last for twelve months and includes consolidation of our manufacturing operations into our larger, more efficient facilities. In connection with this program was the gain on sale this quarter of our facility in Macau, offset by operating expenses of approximately $500,000 associated with the closure of another manufacturing plant in the PRC. We also continue to evaluate acquisition opportunities with the potential to increase shareholder value," said Daniel Bernstein, Bel's president.

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Bel Reports Fourth Quarter Net Earnings of $10.3 Million
February 14, 2008
Page Two

Twelve Month Results
For the twelve months ended December 31, 2007, net sales increased 2% to $259,137,000 compared to $254,933,000 for 2006.
Net earnings for 2007 were $26,336,000. This compares to net earnings for 2006 of $25,203,000.
For the twelve months ended December 31, 2007, net earnings per diluted Class A common share were $2.11 compared to $2.03 for 2006, and net earnings per diluted Class B common share were $2.24 compared to $2.15 for the prior year.

Balance Sheet Highlights
At December 31, 2007, Bel reported cash, cash equivalents and marketable securities of approximately $114,800,000, working capital of approximately $173,524,000, a current ratio of 6.9-to-1, total long-term obligations of $16,626,000, and shareholders' equity of $244,527,000. At December 31, 2006, cash, cash equivalents and marketable securities were approximately $92,337,000, working capital was approximately $144,677,000, the current ratio was 4.5 to 1, total long-term obligations were $4,728,000, and shareholders' equity was $222,150,000. During the fourth quarter, Bel repurchased 45,933 Class A shares at a cost of $1,608,000.

Conference Call
Bel has scheduled a conference call at 11:00 a.m. EST today. To participate in the call, dial (866) 510-0676, reservation #21373520. A simultaneous webcast of the conference call may be accessed from the Investor Info link at www.belfuse.com. A replay will be available after 1:00 p.m. EST, for a period of 20 days, at this same Internet address. For a telephone replay, dial (800) 633-8284, reservation #21373520 after 1:00 p.m. EST.

About Bel
Bel (www.belfuse.com) and its subsidiaries are primarily engaged in the design, manufacture and sale of products used in networking, telecommunications, high speed data transmission, and consumer electronics. Products include magnetics (discrete components, power transformers and MagJack®s), modules (DC-DC converters, integrated analog front end modules and custom designs), circuit protection (miniature, micro and surface mount fuses) and interconnect devices (passive jacks, plugs and cable assemblies). Bel operates facilities around the world.

Forward-Looking Statements
Except for historical information contained in this news release, the matters discussed in this press release (including statements regarding certain challenges faced by the Company and the evaluation of acquisition possibilities) are forward looking statements that involve risks and uncertainties. Among the factors that could cause actual results to differ materially from such statements are: the market concerns facing our customers, the continuing viability of sectors that rely on our products, the effect of business and economic conditions; capacity and supply constraints or difficulties; product development, commercializing or technological difficulties; the regulatory and trade environment; uncertainties associated with legal proceedings; the market's acceptance of the Company's new products and competitive responses to those new products and the risk factors detailed from time to time in the Company's SEC reports. In light of the risks and uncertainties, there can be no assurance that any forward-looking statement will in fact prove to be correct. We undertake no obligation to update or revise any forward-looking statements.

(tables attached)

BEL FUSE INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(000s omitted, except for per share data) (2007 Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net Sales	$69,339	$60,573	$259,137	$254,933

Costs and expenses:
Cost of sales	54,229	46,927	203,007	192,985
Selling, general and administrative expenses	8,783	9,093	36,117	37,800
Gain on sale of property, plant & equipment	(4,312)	--	(5,499)	--
Casualty loss	--	--	--	1,030

	58,700	56,020	233,625	231,815

Income from operations	10,639	4,553	25,512	23,118

Interest expense and other (expense) income, net	2	(18)	(123)	(71)
Gain (loss) on sale of marketable
securities, net of impairment charge	(362)	--	2,146	5,150
Interest income	1,189	835	4,169	2,851

Earnings before income tax provision	11,468	5,370	31,704	31,048

Income tax provision	1,213	673	5,368	5,845

Net earnings	$10,255	$4,697	$26,336	$25,203

Earnings per share
Earnings per Class A common share basic	$0.83	$0.38	$2.11	$2.03
Earnings per Class A common share diluted	$0.83	$0.38	$2.11	$2.03

Weighted average Class A common shares outstanding
Basic	2,565	2,703	2,637	2,703
Diluted	2,565	2,703	2,637	2,703

Earnings per Class B common share - basic	$0.88	$0.40	$2.25	$2.16
Earnings per Class B common share - diluted	$0.88	$0.40	$2.24	$2.15

Weighted average Class B common shares outstanding
Basic	9,287	9,160	9,244	9,105
Diluted	9,297	9,172	9,266	9,149

CONDENSED CONSOLIDATED BALANCE SHEET DATA (000s omitted)
	December 31,			December 31,
ASSETS	2007	2006	LIABILITIES & EQUITY	2007	2006
	(unaudited)	(audited)		(unaudited)	(audited)

Current assets	$203,063	$186,296	Current liabilities	$29,539	$41,619

Property, plant
& equipment, net	41,113	44,289	Non-current liabilities	16,626	4,728

Goodwill	28,447	28,117

Intangibles & other assets	18,069	9,795	Stockholders' equity	244,527	222,150

Total Assets	$290,692	$268,497	Total Liabilities & Equity	$290,692	$268,497